RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

                                                            Fiscal Year
                                       --------------------------------------------------------
                                          1996       1997       1998       1999        2000
                                       ---------- ---------- ---------- ----------- -----------

Income before taxes and fixed charges
  (net of capitalized interest):
  Income from continuing
    operations before income taxes
    and equity in net income/(loss)
    of joint venture..................  $943,944   $852,195   $508,693  $1,023,344  $2,947,844
  Add fixed charges net of
    capitalized interest*.............    45,810     46,982     73,175      72,698      87,097
                                       ---------- ---------- ---------- ----------- -----------
      Total income before taxes and
       fixed charges..................  $989,754   $899,177   $581,868  $1,096,042  $3,034,941
                                       ---------- ---------- ---------- ----------- -----------
Fixed charges:
  Interest expense....................   $22,557    $21,693    $46,074     $47,566     $51,375
  Capitalized interest................     5,108        750      4,268       6,000       6,000
  Interest component of
    rent expense**....................    23,253     24,846     26,587      24,552      35,105
                                       ---------- ---------- ---------- ----------- -----------
      Total fixed charges.............   $50,918    $47,289    $76,929     $78,118     $92,480
                                       ---------- ---------- ---------- ----------- -----------
Ratio of earnings to fixed charges....   19.44x     19.01x     7.56x      14.03x      32.82x
                                       ========== ========== ========== =========== ===========

*   Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

**   The interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.